    As filed with the Securities and Exchange Commission on December 6, 2013    Registration No. 333-101440

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________________________________
SYMMETRICOM, INC.
(Exact Name of Registrant as Specified in its Charter)
_______________________________________________

Delaware	95-1906306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2300 Orchard Parkway
San Jose, CA 95131-1017
(Address, including ZIP Code, of Principal Executive Offices)
_______________________________________________
Datum, Inc. 1984 Stock Option Plan
Datum, Inc. 1994 Stock Incentive Plan
(Full Title of the Plan)
_______________________________________________
Steven G. Litchfield
President, Chief Executive Officer and Chief Financial Officer
Symmetricom, Inc.
c/o Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
(949) 380-6100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Warren T. Lazarow, Esq.
Loren J. Weber, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025-7019
(650) 473-2600
_______________________________________________

EXPLANATORY NOTE
Symmetricom, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2002 (Commission File No. 333-101440 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock (the “Common Stock”), thereby registered for offer or sale pursuant to the Datum, Inc. 1984 Stock Option Plan and the Datum, Inc. 1994 Stock Incentive Plan (together, the “Plans”). A total of 3,460,407 shares of Common Stock were initially registered for issuance under the Registration Statement.
On November 26, 2013, after completion of a tender offer (the “Offer”) by PETT Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Microsemi Corporation (“Parent”), for all of the outstanding shares of Common Stock, Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock not tendered in the Offer (other than the shares of Common Stock held in the treasury of the Registrant or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Registrant, which shares were cancelled in the Merger) was converted into the right to receive $7.18 per share, in cash, without interest. The Merger became effective upon filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware on November 26, 2013.
As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plans. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister the shares of Common Stock that were registered under the Registration Statement and remain available for issuance under the Plans (referred to herein as the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on December 6, 2013.

Symmetricom, Inc.

By	/s/ Steven G. Litchfield
Steven G. Litchfield
President, Chief Executive Officer and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven G. Litchfield	Director, President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 6, 2013
Steven G. Litchfield

/s/ Russell Garcia	Director	December 6, 2013
Russell Garcia

/s/ Paul Pickle	Director	December 6, 2013
Paul Pickle